Exhibit 99.1

For:	Immediate Release	Contact:	Andrea Short
	July 23, 2015		574-235-2000

Record Second Quarter Earnings at 1st Source Corporation,
Cash and Stock Dividends Declared

South Bend, IN - 1st Source Corporation (NASDAQ:SRCE), parent company of 1st Source Bank, today reported net income of $15.63 million for the second quarter of 2015, up 7.84% over the $14.49 million earned in the second quarter of 2014. Year to date, net income was $29.14 million, up 3.61% compared to the first six months of last year. Diluted net income per common share for the second quarter amounted to $0.59, up 9.26% compared to the $0.54 in the second quarter of 2014. Diluted net income per common share for the first half of 2015 was $1.10, an increase of 5.77% compared to the $1.04 earned a year earlier. (All share and per share information has been adjusted for a 10% stock dividend declared on July 22, 2015, unless otherwise noted.)
At its July 2015 meeting, the Board of Directors approved a cash dividend of $0.18 per common share (unadjusted). The cash dividend is payable to shareholders of record on August 4, 2015. The Board also approved a ten percent (10%) stock dividend of 1st Source common stock. The stock dividend is payable to shareholders of record on August 5, 2015. Both the cash and the stock dividend will be paid on August 14, 2015.
According to Christopher J. Murphy, III, Chairman, "It was a solid quarter for 1st Source as we achieved record quarterly net income of $15.63 million, up 7.84% from one year ago. Credit quality continues to be strong with nonperforming assets reduced by 47.14% to $21.72 million from $41.09 million a year ago and we saw steady growth in loans and deposits. The quarter also benefited from net interest recoveries. We look forward to the remainder of 2015 as the economy continues to improve."
"This quarter we opened our 81st banking center in a high traffic area of Elkhart, Indiana, and we started construction on a new banking center in the heart of downtown New Haven, Indiana. Additionally, next week we will open a location in Portage, Michigan, our second banking center in the greater Kalamazoo, Michigan market. We continue to add new clients every day by staying true to our mission of helping our clients achieve security, build wealth and realize their dreams and by giving straight talk and sound advice, keeping their best interests in mind for the long term."
The net interest margin was 3.64% for the second quarter of 2015 versus 3.59% for the same period in 2014. The net interest margin was 3.61% for the six months ended June 30, 2015, versus 3.59% for the same period in 2014. Tax-equivalent net interest income was $42.07 million for the second quarter of 2015, compared to the $40.62 million from 2014’s second quarter. For the first six months of 2015, tax equivalent net interest income was $81.93 million, compared to $79.71 million for the first six months of 2014.
The reserve for loan and lease losses as of June 30, 2015 was 2.25% of total loans and leases compared to 2.38% at June 30, 2014. Net recoveries of $0.68 million were recorded for the second quarter of 2015 compared with net recoveries of $1.22 million in the same quarter a year ago. Year to date, net recoveries of $0.35 million have been recorded in 2015, compared to net recoveries of $1.92 million for the first half of 2014. The provision for loan and lease losses was $0.81 million for the second quarter of 2015, compared with $2.54 million for the same period in 2014. For the first six months of 2015, the provision for loan and lease losses was $1.17 million compared with $3.35 million for the first six months of 2014. The ratio of nonperforming assets to net loans and leases improved to 0.55% as of June 30, 2015, compared to 1.08% on June 30, 2014.
Total assets at the end of the second quarter of 2015 were $5.01 billion, up 1.79% from the $4.93 billion a year ago. Total loans and leases were $3.85 billion, up 3.47% from June 30, 2014. Total deposits were $3.96 billion, up 3.85% from the comparable figure at June 30, 2014. As of June 30, 2015, the common equity-to-assets ratio was 12.60%, compared to 12.06% a year ago and the tangible common equity-to-tangible assets ratio was 11.09% compared to 10.50% a year earlier.
Noninterest income for the second quarter of 2015 was $21.53 million, an increase of 12.02% from the same period in 2014. For the first six months of 2015, noninterest income was $41.28 million, up 6.90% compared to 2014. Noninterest income increased primarily as a result of increased equipment rental income and trust fees.
Noninterest expense was $38.24 million for the second quarter of 2015, up 11.09% from the second quarter of 2014. For the six months ended June 30, 2015, noninterest expense was $76.30 million, up 8.39% compared with $70.40 million for the same period in 2014. Noninterest expense increased primarily as a result of higher salary expense, group insurance costs and depreciation on leased equipment.
1st Source common stock is traded on the NASDAQ Global Select Market under “SRCE” and appears in the National Market System tables in many daily newspapers under the code name “1st Src.” Since 1863, 1st Source has been committed to the success of the communities it serves. For more information, visit www.1stsource.com.
1st Source serves the northern half of Indiana and southwest Michigan and is the largest locally controlled financial institution headquartered in the area. While delivering a comprehensive range of consumer and commercial banking services through its community bank offices, 1st Source has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, and construction equipment. The Corporation includes 81 community banking centers in 17 counties, 8 trust and wealth management locations, 8 1st Source Insurance offices, as well as 22 specialty finance locations nationwide.
In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures. 1st Source Corporation believes that providing non-GAAP financial measures provides investors with information useful to understanding our financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common shareholders’ equity” excluding intangible assets.
Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “contemplate,” “seek,” “plan,” “possible,” “assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “estimate,” “anticipate,” “project,” “will,” “should,” “indicate,” “would,” “may” and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.
1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.
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(charts attached)

1st SOURCE CORPORATION
2nd QUARTER 2015 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
END OF PERIOD BALANCES
Assets			$5,014,023	$4,925,727
Loans and leases			3,852,699	3,723,535
Deposits			3,962,585	3,815,735
Reserve for loan and lease losses			86,588	88,776
Intangible assets			84,967	85,796
Common shareholders’ equity			631,631	594,218

AVERAGE BALANCES
Assets	$4,956,246	$4,831,313	$4,888,724	$4,765,107
Earning assets	4,634,091	4,539,093	4,573,117	4,477,086
Investments	791,569	835,755	790,073	833,688
Loans and leases	3,800,120	3,662,156	3,737,449	3,603,016
Deposits	3,927,077	3,764,043	3,872,320	3,717,259
Interest bearing liabilities	3,450,830	3,451,752	3,407,965	3,396,660
Common shareholders’ equity	632,300	599,292	627,873	597,002

INCOME STATEMENT DATA
Net interest income	$41,665	$40,162	$81,101	$78,780
Net interest income - FTE	42,072	40,622	81,926	79,709
Provision for loan and lease losses	811	2,543	1,168	3,347
Noninterest income	21,531	19,221	41,282	38,619
Noninterest expense	38,241	34,424	76,302	70,396
Net income	15,630	14,494	29,141	28,126

PER SHARE DATA*
Basic net income per common share	$0.59	$0.54	$1.10	$1.04
Diluted net income per common share	0.59	0.54	1.10	1.04
Common cash dividends declared	0.164	0.164	0.327	0.318
Book value per common share	24.11	22.63	24.11	22.63
Tangible book value per common share	20.87	19.36	20.87	19.36
Market value - High	31.75	30.19	31.75	30.19
Market value - Low	27.69	26.15	26.95	25.05
Basic weighted average common shares outstanding	26,212,999	26,485,789	26,235,511	26,616,762
Diluted weighted average common shares outstanding	26,212,999	26,485,789	26,235,511	26,616,762

KEY RATIOS
Return on average assets	1.26%	1.20%	1.20%	1.19%
Return on average common shareholders’ equity	9.91	9.70	9.36	9.50
Average common shareholders’ equity to average assets	12.76	12.40	12.84	12.53
End of period tangible common equity to tangible assets	11.09	10.50	11.09	10.50
Risk-based capital - Common Equity Tier 1	12.72	N/A	12.72	N/A
Risk-based capital - Tier 1	14.05	13.97	14.05	13.97
Risk-based capital - Total	15.36	15.28	15.36	15.28
Net interest margin	3.64	3.59	3.61	3.59
Efficiency: expense to revenue	57.74	55.59	59.85	57.01
Net charge offs to average loans and leases	(0.07)	(0.13)	(0.02)	(0.11)
Loan and lease loss reserve to loans and leases	2.25	2.38	2.25	2.38
Nonperforming assets to loans and leases	0.55	1.08	0.55	1.08

ASSET QUALITY
Loans and leases past due 90 days or more			$278	$475
Nonaccrual loans and leases			15,082	32,486
Other real estate			301	1,853
Former bank premises held for sale			626	801
Repossessions			5,433	5,455
Equipment owned under operating leases			—	23
Total nonperforming assets			$21,720	$41,093

*Per share figures have been adjusted for 10% stock dividend declared July 22, 2015.

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited - Dollars in thousands)
	June 30, 2015	June 30, 2014
ASSETS
Cash and due from banks	$66,302	$110,933
Federal funds sold and interest bearing deposits with other banks	11,396	6,445
Investment securities available-for-sale (amortized cost of $773,195 and $798,708 at June 30, 2015 and 2014, respectively)	786,471	815,056
Other investments	20,743	23,597
Trading account securities	211	198
Mortgages held for sale	14,782	19,034

Loans and leases, net of unearned discount:
Commercial and agricultural	719,972	720,226
Auto and light truck	446,731	471,080
Medium and heavy duty truck	250,045	243,358
Aircraft financing	751,665	733,194
Construction equipment financing	445,479	369,755
Commercial real estate	641,205	602,321
Residential real estate	454,730	454,845
Consumer	142,872	128,756
Total loans and leases	3,852,699	3,723,535
Reserve for loan and lease losses	(86,588)	(88,776)
Net loans and leases	3,766,111	3,634,759

Equipment owned under operating leases, net	93,875	63,350
Net premises and equipment	50,931	45,840
Goodwill and intangible assets	84,967	85,796
Accrued income and other assets	118,234	120,719

Total assets	$5,014,023	$4,925,727

LIABILITIES
Deposits:
Noninterest bearing	$857,079	$768,710
Interest bearing	3,105,506	3,047,025
Total deposits	3,962,585	3,815,735

Short-term borrowings:
Federal funds purchased and securities sold under agreements to repurchase	122,658	191,545
Other short-term borrowings	139,529	158,457
Total short-term borrowings	262,187	350,002
Long-term debt and mandatorily redeemable securities	57,488	59,726
Subordinated notes	58,764	58,764
Accrued expenses and other liabilities	41,368	47,282
Total liabilities	4,382,392	4,331,509

SHAREHOLDERS’ EQUITY
Preferred stock; no par value	—	—
Common stock; no par value*	436,538	346,535
Retained earnings*	232,507	280,917
Cost of common stock in treasury	(45,706)	(43,445)
Accumulated other comprehensive income	8,292	10,211
Total shareholders’ equity	631,631	594,218

Total liabilities and shareholders’ equity	$5,014,023	$4,925,727

*June 30, 2015 common stock and retained earnings gives retrospective recognition to a 10% stock dividend declared July 22, 2015.

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Interest income:
Loans and leases	$42,583	$40,401	$82,187	$79,316
Investment securities, taxable	2,648	3,401	5,652	6,746
Investment securities, tax-exempt	754	816	1,523	1,635
Other	229	232	484	509
Total interest income	46,214	44,850	89,846	88,206

Interest expense:
Deposits	2,838	2,994	5,397	5,965
Short-term borrowings	131	169	234	306
Subordinated notes	1,055	1,055	2,110	2,110
Long-term debt and mandatorily redeemable securities	525	470	1,004	1,045
Total interest expense	4,549	4,688	8,745	9,426

Net interest income	41,665	40,162	81,101	78,780
Provision for loan and lease losses	811	2,543	1,168	3,347
Net interest income after provision for loan and lease losses	40,854	37,619	79,933	75,433

Noninterest income:
Trust fees	5,247	4,955	9,804	9,431
Service charges on deposit accounts	2,367	2,207	4,564	4,273
Debit card income	2,628	2,463	5,027	4,695
Mortgage banking income	1,239	1,181	2,490	2,515
Insurance commissions	1,382	1,288	2,687	2,851
Equipment rental income	5,342	4,098	10,421	8,180
Gains on investment securities available-for-sale	4	—	4	963
Other income	3,322	3,029	6,285	5,711
Total noninterest income	21,531	19,221	41,282	38,619

Noninterest expense:
Salaries and employee benefits	20,794	18,827	41,719	38,309
Net occupancy expense	2,345	2,235	4,806	4,672
Furniture and equipment expense	4,531	4,413	8,867	8,650
Depreciation - leased equipment	4,396	3,290	8,484	6,539
Professional fees	1,108	1,062	1,978	2,190
Supplies and communication	1,409	1,337	2,815	2,729
FDIC and other insurance	847	850	1,696	1,714
Business development and marketing expense	1,214	899	2,263	2,583
Loan and lease collection and repossession expense	(294)	(17)	69	(512)
Other expense	1,891	1,528	3,605	3,522
Total noninterest expense	38,241	34,424	76,302	70,396

Income before income taxes	24,144	22,416	44,913	43,656
Income tax expense	8,514	7,922	15,772	15,530

Net income	$15,630	$14,494	$29,141	$28,126

The NASDAQ Stock Market National Market Symbol: "SRCE" (CUSIP #336901 10 3)
Please contact us at shareholder@1stsource.com